                                                                 EXHIBIT (d)(2)

                             DELTA AIR LINES, INC.

                                FIRST AMENDMENT
                                       TO
                       2000 PERFORMANCE COMPENSATION PLAN

         THIS FIRST AMENDMENT ("Amendment") to the Delta Air Lines, Inc. 2000 Performance Compensation Plan (the "Plan") amends the Plan effective as of such time as this Amendment is approved by the shareowners of Delta. Capitalized terms not otherwise defined herein will have the meaning ascribed to such terms in the Plan.

         1. Section 4.2 of the Plan is amended and restated to read in its entirety as follows:

                  "4.2     Counting Rules. Shares of Delta Common Stock issued,
         or reserved for issuance, under the Plan pursuant to an Award granted on or after October 25, 2000, shall be subtracted from the number of shares available for issuance under the Plan. Shares of Delta Common Stock obtained from the following sources shall be added to the total number of shares available for issuance under the Plan:

                  a. shares tendered (actually or by attestation) in payment of the Option Exercise Price upon exercise of a Stock Option or otherwise to exercise an Award;

                  b. shares withheld or tendered (actually or by attestation) for taxes upon exercise of a Stock Option, lapse of restrictions on Restricted Stock, or otherwise in connection with an Award;

                  c. if all or part of an Award is settled in cash rather than in shares of Delta Common Stock, then the number of shares that had been subtracted but are not issued pursuant to such Award, shall be added back; and

                  d. shares relating to an Award that is forfeited or becomes void, including, without limitation, shares that were subject to a Stock Option that is forfeited before it is exercised, or Restricted Stock or an Other Equity-Based Award that is forfeited, and shares subject to Stock Options that are cancelled pursuant to the Stock Option Exchange Program (as defined in Article 9 hereof).

                  The preceding sentence shall also apply to shares that on or after October 25, 2000 are tendered, withheld, settled in cash or forfeited, or cancelled pursuant to the Stock Option Exchange Program (as defined in Article 9 hereof), in respect of awards granted under the 1989 Stock Incentive Plan, which are outstanding on October 25, 2000."

         2. Section 6.3.2 of the Plan is amended and restated to read in its entirety as follows:

                  "6.3.2 Shareowner Approval Required For Certain Amendments. Shareowner approval will be required for any amendment of the Plan that does any of the following:

                  a. permits the grant of any Stock Option with an Option Exercise Price less than Fair Market Value on the date of grant;

                  b. reduces the Option Exercise Price of an outstanding Stock Option, either by lowering the Option Exercise Price or by canceling an outstanding Stock Option and granting a replacement Stock Option with a lower Option Exercise Price; or

                  c. extends the Regular Expiration Date for exercise of any Stock Option;

         provided, however, that shareowner approval shall not be required for the Stock Option Exchange Program (as defined in Article 9 hereof)."

         3. The Plan is amended to add the following Article 9 which reads in its entirety as follows:

                   "ARTICLE 9. STOCK OPTION EXCHANGE PROGRAM

                  9.1 In General. At such time as the Committee determines advisable, Delta will be permitted (but not required) to offer certain Employees, who are not members of the Board of Directors of Delta and who shall otherwise be designated by the Committee in its sole discretion ("Eligible Participants"), who hold Eligible Options (as defined below), a one-time opportunity to elect to surrender all or a portion, as specified below, of their Eligible Options for cancellation ("Surrendered Options") in exchange for the grant of replacement Non-Qualified Stock Options to be granted under the Plan ("Replacement Options") on a date to be determined by the Committee that is no less than six months and one day following the cancellation of such Surrendered Options (such exchange, the "Stock Option Exchange Program"). The Stock Option Exchange Program and the Replacement Options shall have the terms and conditions set forth or provided for in this Article 9. Except to the extent otherwise determined by the Committee, the Stock Option Exchange Program will be structured so that Delta avoids incurring financial accounting charges as a result thereof.

                  To participate in the Stock Option Exchange Program and receive a grant of Replacement Options, an Eligible Participant who surrenders for cancellation any Eligible Options (i) having a date of grant in the period beginning January 1, 1995 through and including December 31, 1999, must surrender all his or her Eligible Options having dates of grant in that period, (ii) having a date of grant in the period beginning January 1, 2000 through and including December 31, 2001, must surrender all his or her Eligible Options having dates of grant in that period and (iii) having a date of grant in the period beginning January 1, 2002 through and including December 31, 2002, must surrender all his or her Eligible Options having a date of grant in that period.

                  To participate in the Stock Option Exchange Program and receive any grant of Replacement Options, an Employee must be an Eligible Participant on each of the following dates: (i) the date the Stock Option Exchange Program commences, (ii) the date the period during which Surrendered Options may be surrendered for cancellation pursuant to the Stock Option Exchange Program expires and (iii) the date of grant of the Replacement Options.

                  9.2 Eligible Options. For purposes of the Stock Option Exchange Program, the term "Eligible Option" shall mean an outstanding Non-Qualified Stock Option granted under the Plan or a non-qualified stock option granted under Delta's 1989 Stock Incentive Plan on or after January 1, 1995 that has, in either case, an Option Exercise Price or an exercise price, as the case may be, equal to or in excess of $25.00 per share.

                  9.3 Exchange Ratio. The number of Replacement Options that will be granted in exchange for Surrendered Options to Eligible Participants who are not named executive officers of Delta designated in the Summary Compensation Table of Delta's 2003 Proxy Statement ("NEOs") shall be determined in accordance with the following table, which sets forth the number of Surrendered Options that must be exchanged for a Replacement Option, based on the grant date of the Surrendered Option, subject to any adjustments for transactions or events as specified in Sections 4.3 or 4.4 of the Plan:

                            GRANT DATE                            EXCHANGE RATIO
                            ----------                            --------------
                 January 1, 1995-December 31, 1999                    3-for-1
                 January 1, 2000-December 31, 2001                    2-for-1
                 January 1-December 31, 2002                        1.5-for-1

                  The number of Replacement Options that will be granted in exchange for Surrendered Options to Eligible Participants who are NEOs shall be equal to 90% of the number of Replacement Options they would otherwise receive by application of the applicable exchange ratio set forth in the table above.

                  Notwithstanding the foregoing, if the number of Replacement Options as determined in accordance with the foregoing is a fractional number, such fractional number will be rounded up to the nearest whole number for the purpose of determining the number of such Replacement Options.

                  Subject to the second paragraph of this Section 9.3, determining the number of Replacement Options to be granted in exchange for Surrendered Options, the applicable exchange ratio set forth in the table above shall be applied separately to Surrendered Options having the same date of grant and the resulting number of Replacement Options shall then be rounded in accordance with the foregoing.

                  9.4 Terms of Replacement Options. Notwithstanding any other provision of the Plan, Replacement Options shall have the following terms:

                  9.4.1. Exercise Price. The price at which a share of Stock covered by a Replacement Option may be purchased shall be the closing price of the Stock on the New York Stock Exchange on the date of grant, if the date is a trading day, and, if not, on the previous trading day.

                  9.4.2. Option Exercise Period and Term. Except as provided in the following sentence with respect to surrendered Options originally granted in 1995 and in rules or conditions applicable to the Stock Option Exchange Program and Replacement Options prescribed or established by the Committee, Replacement Options granted to an Eligible Participant who is not an NEO shall become exercisable with respect to 50% of such Replacement Options, rounded up to the nearest number of whole shares, on the first anniversary of the date of grant and with respect to all remaining Replacement Options on the second anniversary of the date of grant. All Replacement Options granted to an Eligible Participant who is not an NEO in exchange for Surrendered Options originally granted in 1995 shall become exercisable on the first anniversary of the date of grant. Replacement Options granted to NEOs shall become exercisable with respect to 25% of such Replacement Options on each of the first, second and third anniversaries of the date of grant, in each case rounded up to the nearest number of whole shares, and with respect to all remaining Replacement Options on the fourth anniversary of the date of grant. Subject to the terms and conditions of the Plan and rules prescribed by the Committee applicable to the Replacement Options, each Replacement Option, once it becomes exercisable, will be exercisable through and including the remaining term of the Surrendered Options in exchange for which it is granted and for an additional period of time beyond such remaining term equal to the period of time from the date of cancellation of such Surrendered Options through and including the date of grant of such Replacement Options. Following the period for which a Replacement Option is exercisable, such Replacement Option shall expire and no shares of Delta Common Stock may be purchased.

                  9.4.3 Other Terms and Conditions. Shares of Delta Common Stock acquired by NEOs upon exercise of their Replacement Options may not be sold for one year following such acquisition, except that this restriction shall not apply to such shares of Delta Common Stock sold in connection with the payment of the Option Exercise Price or minimum required tax withholding obligations in accordance with the terms of the Plan or sold to pay related brokerage commissions. In addition, this restriction shall terminate and be of no further force or effect upon a Change in Control and, with respect to replacement options held by an NEO, upon such NEO's death, Retirement at age 62 or later or termination in the case of Disability. All of the terms and conditions of the Replacement Options not set forth herein will be determined by the Committee in accordance with the provisions hereof.

                  9.4.4. Non-Qualified Options. All Replacement Options shall be deemed "non-qualified" for purposes of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

                  9.5 Administration. In addition to the authority of the Committee set forth in Section 3.2 of the Plan, which authority the Committee shall have with respect to the Stock Option Exchange Program and the Replacement Options, the Committee shall have full discretionary authority to establish rules, terms and conditions for the commencement, continuation and/or consummation of the Stock Option Exchange Program, to determine the extent to which the Stock Option Exchange Program will result in Delta incurring financial accounting charges and to adopt such further rules, terms and conditions relating to the Stock Option Exchange Program and the Replacement Options that are consistent with the provisions set forth in this Article 9, including, without limitation, provisions specifying and/or limiting the Eligible Participants. The Committee will have total and exclusive responsibility to control, operate, manage and administer the Stock Option Exchange Program in accordance with its terms and conditions and all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Stock Option Exchange Program. Without limiting the generality of the preceding sentences, the Committee will have the exclusive right to interpret the Stock Option Exchange Program, decide all questions concerning eligibility for and the terms of the exchange pursuant to the Stock Option Exchange Program, construe any ambiguous provision of the Stock Option Exchange Program, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the Stock Option Exchange Program. The Committee will have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Program, including, without limitation, its construction of the terms of the Stock Option Exchange Program. It is the intent of the Stock Option Exchange Program that the decisions of the Committee and its actions with respect to the Stock Option Exchange Program will be final and binding upon all persons having or claiming to have any right or interest in or under the Stock Option Exchange Program.

                  Without limiting the generality of the foregoing, the Committee shall have the right in its sole discretion to provide for such modifications and additional terms and conditions ("special terms") to the Stock Option Exchange Program as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom, or to facilitate administration of the Stock Option Exchange Program. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Stock Option Exchange Program as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Stock Option Exchange Program."

         4. This Amendment does not supersede the terms and conditions of the Plan, except to the extent expressly described herein, and the Plan, as amended hereby, shall remain in full force and effect as so amended. Unless the context otherwise requires, all references in the Plan and this Amendment to the "Plan" shall be deemed to be references to the Plan as amended herein.


                                       6